Exhibit 10.1

EXECUTION COPY

CONSULTING SERVICES AGREEMENT

by and among

WEIDER PUBLICATIONS, LLC

and

OAK PRODUCTIONS, INC.

and

AMERICAN MEDIA, INC.

Dated as of January 1, 2004

i

Table of Contents

		Page
Section 8.9	Press Releases.	24
Section 8.10	Guarantee.	24
Section 8.11	Severability.	24
Section 8.12	Expenses.	24
Section 8.13	Financial Information.	24

ii

This CONSULTING SERVICES AGREEMENT, dated as of January 1, 2004, is entered into by and among Weider Publications, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Weider”), Oak Productions, Inc., a California corporation (“Oak”) and, solely for purposes of Article VIII, American Media, Inc., a Delaware corporation (together with its successors and permitted assigns, “AMI”).

W I T N E S S E T H

WHEREAS, Weider is engaged in the magazine publication business and would like to obtain certain consulting services from Oak, and Oak would like to provide such consulting services to Weider;

WHEREAS, Weider and Oak entered into a Memorandum of Understanding on November 15, 2003 pursuant to which Oak agreed to provide certain consulting services to Weider subject to, among other things, the execution of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” with respect to any Person means (i) any other Person who controls, is controlled by or is under common control with such Person, (ii) any director, officer or employee of such Person or any Person specified in clause (i) above or (iii) any immediate family member of any Person specified in clause (i) or (ii) above. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Agreement” means this Consulting Services Agreement, as it may be amended, supplemented, modified or restated from time to time.

“AMI” shall have the meaning ascribed to such term in the preamble.

“AMO” means American Media Operations, Inc., a Delaware corporation, together with its successors by merger or consolidation or sale of all or substantially all of the assets of AMO.

“AMO/AMI Liquidity Event” shall have the meaning ascribed to such term in the definition of “Total Enterprise Value of Weider.”

“Anniversary Liquidity Events” shall have the meaning ascribed to such term in Section 6.2(e).

“Base Amount” with respect to Calendar Year 2004 means the amount equal to 105% of the Net Print Advertising Revenues for Calendar Year 2003. The “Base Amount” with respect to any subsequent Calendar Year means the amount equal to 105% of the Base Amount for the immediately preceding Calendar Year. Base Amount is subject to adjustment as described in Sections 5.2(b) and 5.2(d).

“Board” means the Board of Directors of AMI.

“Business Day” means a day which is not a Saturday, Sunday or other day on which banks in New York City are closed.

“Calendar Year” means the one-year period beginning on January 1 and ending on December 31 of each year.

“Change of Control” with respect to Weider, AMO or AMI, as applicable, means the acquisition by any Person or group of Persons acting in concert (other than Weider, AMO, AMI, any subsidiary of AMO or AMI, any Sponsor or any Affiliate of a Sponsor) of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities of Weider, AMO or AMI, as applicable, such that following such acquisition such Person or group of Persons acting in concert beneficially own (as defined under Section 13(d) of the Exchange Act) a majority of (i) the voting power of all outstanding voting securities of Weider, AMO or AMI, as applicable, or (ii) the common equity interests on a fully diluted and as converted basis of Weider, AMO or AMI, as applicable.

“COC Notice” shall have the meaning ascribed to such term in Section 2.3(c).

“Confidential Information” with respect to Weider, means that confidential or proprietary information of Weider and its Affiliates (including AMO and AMI), of whatever kind or nature, disclosed to Oak or its Affiliates, employees or agents in connection with this Agreement or the provision by Oak of consulting services pursuant to the terms hereof, including without limitation any information regarding (i) advertising revenues of the Weider Business, AMO or AMI, (ii) EBITDA of the Weider Business, AMO or AMI, (iii) the Total Enterprise Value of Weider, and (iv) the TEV of the Weider Business, AMO or AMI; provided, however, that Confidential Information of Weider shall not include any information that is publicly known or publicly available, other than as a result of Oak’s breach of Section 2.6. “Confidential Information” with respect to Oak, means that confidential or proprietary information of Oak and its Affiliates, of whatever kind or nature, disclosed to Weider or its Affiliates, employees or agents in connection with this Agreement or the provision by Oak of consulting services pursuant to the terms hereof; provided, however, that Confidential Information of Oak shall not include any information that is publicly known or publicly available, other than as a result of Weider’s breach of Section 2.6.

“EBITDA” means, for any period with respect to AMO or AMI, as applicable, the Net Profit (Loss) of AMO or AMI, as applicable, for such period, plus (i) net Interest Expense of AMO or AMI, as applicable, (ii) consolidated depreciation expense of AMO or AMI, as applicable, (iii) consolidated amortization expense of AMO or AMI, as applicable, (iv) all consolidated federal, state, local and foreign income tax expense of AMO or AMI, as applicable, and (v) to the extent deducted in determining such Net Profit (Loss), any extraordinary and non-recurring losses, minus to the extent added in determining such Net Profit (Loss), any extraordinary and non-recurring gains, all as determined in good faith in accordance with AMO’s accounting principles in effect as of the date of this Agreement for the preparation of its financial statements.

“EBITDA of the Weider Business” means, for any period, with respect to the Weider Business, total revenues less operating expenses of the Weider Business determined on the basis used in calculating projected EBITDA of the Weider Business set forth on Exhibit A attached hereto; it being understood that no additional expense line items shall be added to those set forth on Exhibit A and that all line items shall reflect the consistent application of the accounting principles used in calculating the projected EBITDA set forth on Exhibit A. For purposes of clarification, (i) the Weider Business shall not be charged any expenses or other charges consisting of any consolidated corporate or other overhead of AMI or AMO that would not be allocated to a specific business unit of AMI or AMO in accordance with the methodology used in calculating projected EBITDA of the Weider Business set forth on Exhibit A attached hereto, (ii) the SG&A line item on Exhibit A shall not include any charges or expenses for depreciation, amortization, Interest Expense or income taxes, and (iii) extraordinary and non-recurring losses or gains relating to the Weider Business will not be included.

“End Date” means December 31, 2008 unless the Term is extended pursuant to Section 2.3(d), in which event the “End Date” will be December 31, 2010.

“Event Year” shall have the meaning ascribed to such term in Section 5.2(d).

“Evercore” shall mean, collectively, (a) each of Evercore Capital Partners II L.P. and Evercore Co-Investment Partnership II L.P. and (b) any Affiliate of any of the Persons set forth in clause (a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” means each three calendar month period ending on March 31, June 30, September 30 and December 31.

“Governmental Authority” shall have the meaning ascribed to such term in Section 3.3(b).

“Independent Firm” shall have the meaning ascribed to such term in Section 6.3(a).

“Interest Expense” means, for any period, the amount of consolidated interest expense of the Weider Business, AMO or AMI, as applicable, for such period.

“IPO Notice” shall have the meaning ascribed to such term in Section 6.2(d).

“Liquidity Event” means the earliest to occur of: (i) a sale of all or substantially all of the Weider Business to a Third Party, whether by stock or asset sale or otherwise, (ii) a sale to a Third Party of all or substantially all of the assets of AMO or AMI (in each case, including the Weider Business), (iii) a Change of Control of AMO or AMI, (iv) the consummation of an underwritten public offering of common stock of AMO or AMI, following which the common stock of AMO or AMI is traded on a Stock Market, or (v) the consummation of an underwritten public offering of equity interests of Weider following which the equity interests of Weider is traded on a Stock Market.

“Liquidity Event Payment” shall have the meaning ascribed to such term in Section 6.2(a).

“LTM EBITDA” means the EBITDA of the Weider Business, AMI or AMO, as applicable, for the last four Fiscal Quarters for which unaudited financial results are available prior to the date of the consummation of a Liquidity Event or an Anniversary Liquidity Event. Further, if the Weider Business, AMO, AMI or any of their respective subsidiaries acquired or disposed of any magazine, publication or other operations or Person during the period for which LTM EBITDA is being calculated, LTM EBITDA for such period will be calculated in good faith after giving effect on a pro forma basis to such acquisition or disposition as if such acquisition or disposition occurred on the first day of such period for which LTM EBITDA is calculated.

“Mr. S” means Arnold Schwarzenegger.

“Mr. S Partnership” means a partnership satisfying the following criteria: (a) the only persons who are partners of such partnership at any time are (w) Mr. S, (x) Mr. S’s spouse, (y) the lineal descendants (by blood or adoption) of Mr. S and/or (z) a special purpose corporation whose sole stockholders are persons identified in clauses (w), (x) or (y), (b) that engages in no business activities and (c) that agrees in writing with Weider that the conditions contained in this definition will at all times be satisfied.

“Mr. S Trust” means a trust or custodianship the beneficiaries of which may include only Mr. S, his spouse or his lineal descendants by blood or adoption.

“Mr. S’s Estate” means Mr. S’s executors, administrators, testamentary trustees, legatees or beneficiaries.

“Net Print Advertising Revenues” with respect to any period means the North American print advertising revenues of the Weider Magazines net of bad debt and rebate reserves (which is currently expected to be approximately $105,000,000 for Calendar Year 2003), all as determined in good faith in accordance with AMO’s accounting principles in effect as of the date of this Agreement for the preparation of its financial statements. For the avoidance of doubt, print advertising revenues will only include advertising revenues derived from the North American distribution of printed magazines and publications included within the Weider Magazines and will not include advertising revenues from internet, broadcasting or other non-print media nor will it include any advertising revenues derived from the distribution of any magazines or publications outside of North America. Net Print Advertising Revenues are subject to adjustment as described in Section 5.2(d) hereof.

“Net Profit (Loss)” with respect to any period means the consolidated net income or loss of AMO, or AMI, as applicable, for such period determined in good faith in accordance with AMO’s accounting principles in effect as of the date of this Agreement for the preparation of its financial statements.

“Oak” shall have the meaning ascribed to such term in the preamble.

“1% Advertising Payment” shall have the meaning ascribed to such term in Section 5.1(a).

“Other Securities” means any securities that Oak may receive as a Liquidity Event Payment.

“Permitted Transferees” means Mr. S, Mr. S’s Estate, Mr. S Trust and Mr. S Partnership.

“Person” means any individual, partnership, company, joint venture, corporation, association, limited liability company, trust, unincorporated organization, government or any department or agency thereof or any other entity.

“Phantom Equity Interest” means the phantom equity interest in Weider as provided in this Agreement and includes any and all rights and benefits to which a holder of such Phantom Equity Interest may be provided under this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement applicable to the holder of a Phantom Equity Interest.

“Qualifying Public Offerings” means the events described in clauses (iv) and (v) of the definition of “Liquidity Event.”

“Relevant EBITDA Multiple” with respect to AMO or AMI, as applicable, means, prior to or upon the occurrence of a Qualifying Public Offering of AMO or AMI, as applicable, (i) the TEV of AMO or AMI, as applicable, based on the consideration paid by the purchaser in such Liquidity Event or the price to the public of shares of common stock of AMO or AMI, as applicable, in a Qualifying Public Offering divided by (ii) LTM EBITDA of AMO or AMI, as applicable, all determined in good faith on a consolidated basis. “Relevant EBITDA Multiple” with respect to AMO or AMI, as applicable, means, subsequent to the occurrence of a Qualifying Public Offering of AMO or AMI, as applicable, (i) the TEV of AMO or AMI, as applicable, based on the average trading prices of the common stock of AMO or AMI, as applicable, for the sixty (60) consecutive trading days immediately preceding a subsequent Liquidity Event or an Anniversary Liquidity Event divided by (ii) the LTM EBITDA of AMO or AMI, as applicable, all determined in good faith on a consolidated basis

“Repurchase Notice” shall have the meaning ascribed to such term in Section 6.3(b).

“Repurchase Payment” shall have the meaning ascribed to such term in Section 6.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsors” means, collectively, Evercore and THL.

“Stock Market” shall mean any nationally recognized securities exchange or the Nasdaq Stock Market.

“Subsequent Weider Magazines” means any magazine or other publication which (i) is (x) first published after January 1, 2004 by (A) Weider (either directly or indirectly through a subsidiary) or (B) AMI, AMO or another subsidiary of AMI or AMO as long as Weider is a subsidiary of AMI or (y) acquired after January 1, 2004 from a Third Party by (A) Weider (either directly or indirectly through a subsidiary) or (B) AMI, AMO or another subsidiary of AMI or AMO as long as Weider is a subsidiary of AMI and (ii) primarily relates to sports, health or fitness, provided that any Subsequent Weider Magazine described in clause (x)(B) or (y)(B) will cease to be a Subsequent Weider Magazine at such time (if any) as Weider is no longer a subsidiary of AMI or AMO (unless such magazine is then published by Weider or a subsidiary of Weider).

“10% Advertising Payment” shall have the meaning ascribed to such term in Section 5.2(a) and shall be subject to adjustment as provided in Sections 5.2(b) and 5.2(d).

“Term” shall have the meaning ascribed to such term in Section 2.3(a).

“Termination Year” shall have the meaning ascribed to such term in Section 5.2(b).

“TEV” means (a) with respect to AMO or AMI, as applicable, the sum of (i) the aggregate value of AMO’s or AMI’s (as applicable) outstanding equity at the time at which TEV is being determined plus (ii) the consolidated net indebtedness of such Person at the time at which TEV is being determined and (b) with respect to the Weider Business, the value of the entire Weider Business at the time at which TEV is being determined, which value will be determined as if all of the equity of the Weider Business were being sold without any minority discount on a debt-free basis with all income tax liability of the Weider Business relating to the pre-sale period being retained by the seller.

“Third Party” means any Person that is not (a) a Sponsor or an Affiliate of a Sponsor or (b) AMO, AMI or any subsidiary of AMO or AMI.

“THL” shall mean, collectively, (a) each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I, LLC, Putnam Investments Employees’ Securities Company II LLC, 1997 Thomas H. Lee Nominee Trust, and Thomas H. Lee Investors Limited Partnership and (b) any Affiliate of any of the Persons set forth in clause (a).

“Total Enterprise Value of Weider” means, if Total Enterprise Value of Weider is being calculated due to an event involving the Weider Business as described in clauses (i) or (v) of the definition of a Liquidity Event (a “Weider Liquidity Event”), the TEV of the Weider Business as calculated in good faith as of the consummation of such Weider Liquidity Event based on the consideration paid by the purchaser or on the offering price to the public, as applicable, in such Weider Liquidity Event. “Total Enterprise Value of Weider” means, if Total Enterprise Value of Weider is being calculated due to an event involving AMO or AMI as described in clauses (ii), (iii) or (iv) of the definition of a Liquidity Event (an “AMO/AMI Liquidity Event”), the product of multiplying the LTM EBITDA of the Weider Business by the Relevant EBITDA Multiple of AMO (if the AMO/AMI Liquidity Event relates to AMO) or AMI (if the AMO/AMI Liquidity Event relates to AMI), as applicable. “Total Enterprise Value of Weider” means, if Total Enterprise Value of Weider is being calculated due to an option to repurchase pursuant to Section 6.3(a), the TEV of the Weider Business as determined in accordance with Section 6.3(a). Notwithstanding the above, the “Total Enterprise Value of Weider” shall be increased by an amount, if any, equal to (i) the aggregate sale proceeds received by Weider, AMI, AMO or their respective subsidiaries from the sale to a Third Party (prior to the relevant Liquidity Event or exercise of the option to repurchase pursuant to Section 6.3(a)) of any Weider Magazines as determined in good faith by the Board minus (ii) the purchase price paid by Weider, AMI, AMO or their respective subsidiaries to acquire from a Third Party (prior to the relevant Liquidity Event or exercise of the option to redeem or repurchase pursuant to Section 6.3(a)) any Subsequent Weider Magazines specified in clause (i)(y) of the definition thereof, as determined in good faith by the Board. Based on a projected fiscal year end March 2004 EBITDA of the Weider Business of $52,000,000 and an assumed EBITDA multiple of ten (10), the Total Enterprise Value of Weider as of the date hereof is estimated to be approximately $520,000,000.

“Transfer” or “transfer” shall have the meaning ascribed to such term in Section 6.4(a).

“Voting Stock” of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weider” shall have the meaning ascribed to such term in the preamble.

“Weider Business” means the business conducted by Weider and its Affiliates (provided that for purposes of this definition, the term “control” as used in the definition of Affiliate will mean directly or indirectly owning Voting Stock representing a majority of the voting power of the outstanding voting power of the relevant Person) of publishing, selling, advertising, distributing and marketing the Weider Magazines through any medium and in any jurisdiction. It is expressly understood that the service provided by Distribution Services, Inc. (“DSI”) are not part of the Weider Business and that the expenses of the Weider Business include payments to DSI for providing such services.

“Weider Liquidity Event” shall have the meaning ascribed to such term in the definition of “Total Enterprise Value of Weider.”

“Weider Magazine LTM Net Print Advertising Revenues” means the North American print advertising revenues of any subsequently acquired or disposed Weider Magazine net of bad debt and rebate reserves (all as determined in good faith in accordance with AMO’s accounting principles in effect as of the date of this Agreement for the preparation of its financial statements) for the last twelve (12) full calendar months prior to the date of the consummation of such acquisition or disposition. For the avoidance of doubt, print advertising revenues will only include advertising revenues derived from such acquired or disposed Weider Magazine and will not include advertising revenues from internet, broadcasting or other non-print media nor will it include any advertising revenues derived from the distribution of any magazines or publications outside of North America.

“Weider Magazines” means (i) the seven existing magazines of Weider (Flex, Muscle & Fitness, Men’s Fitness, Shape, Natural Health, Fit Pregnancy and Muscle & Fitness Hers) and (ii) any Subsequent Weider Magazines, provided that “Weider Magazines” will not include any such magazines after it has been sold by Weider, AMI, AMO or their respective subsidiaries to a Third Party.

ARTICLE II

SERVICES TO BE PROVIDED

Section 2.1 Consulting Arrangements.

Oak hereby agrees to furnish Weider with consulting services on the terms and subject to the conditions of this Agreement. Weider and Oak shall agree from time to time upon the specific consulting services to be provided pursuant to the terms of this Agreement which will include, advising on the overall editorial direction of the specific Weider Magazines and otherwise helping in various ways to further the business objectives of the Weider Business by either (i) performing services suggested by Mr. S and consented to by Weider or (ii) being responsive to the reasonable requests of Weider. Such consulting services of Oak to be furnished to Weider pursuant to this Agreement will be provided exclusively by Mr. S and are subject to Mr. S’s other commitments and his professional and personal availability as determined in his sole discretion. Mr. S shall seek in good faith to make himself available from time to time to Weider after regular business hours or on weekends throughout the Term (defined below). For the avoidance of doubt, Mr. S shall not provide any consulting services to Weider pursuant to this Agreement during normal business hours on Business Days.

Section 2.2 Title.

Mr. S will serve as the “Executive Editor” of Muscle & Fitness and Flex in relation to the consulting services being provided to Weider pursuant to the terms of this Agreement. Mr. S will be listed as an “Executive Editor” in Muscle & Fitness and Flex (and such other Weider Magazines as the parties may agree from time to time in their sole discretion). The parties hereto acknowledge that Mr. S may be listed as an “Executive Editor” of the aforementioned Weider Magazines distributed after the termination of the Term as long as such Weider Magazines were printed during the Term. Such title of “Executive Editor” will not confer upon Mr. S any management authority or the authority to make any representation, contract or commitment on behalf of Weider.

Section 2.3 Term; Extension and Termination of Term.

(a) The term of Oak’s consultancy under this Agreement (the “Term”) shall commence on January 1, 2004 and, unless sooner terminated or extended pursuant to this Section 2.3, shall expire on December 31, 2008.

(b) Weider may terminate this Agreement if (i) Oak is not providing the consulting services to Weider as contemplated by Section 2.1, including, without limitation, due to the death or disability of Mr. S or (ii) upon five (5) Business Days’ notice to Oak after Oak notifies Weider in writing that Mr. S. is no longer able or willing to serve as Executive Editor of Muscle & Fitness and Flex. Other than with respect to death or disability of Mr. S, termination pursuant to clause (i) of the foregoing sentence shall not take effect unless (A) Oak’s services provided hereunder viewed as a whole over the term of the Agreement have not reasonably satisfied the expectations of the parties pursuant to Section 2.1 hereof (it being understood that the failure to comply with individual requests shall not by themselves constitute grounds for termination), (B) Oak shall be given written notice by Weider of its intention to terminate Oak, such notice to state in reasonable detail the particular failures to act that constitute the grounds on which the proposed termination is based, and (C) Oak shall have six (6) months after the delivery of the notice specified in clause (B) in which to cure such failures. Prior to any termination of this Agreement by Weider, Oak shall be entitled to a hearing before the Board of Directors of Weider or its managing member. Such hearing shall be held within fifteen (15) Business Days of notice to Oak, which notice shall be given after the 6 month cure period set forth above. If, after the hearing, the Board of Directors of Weider or its managing member confirms in writing that it believes the grounds for termination still exist, Weider may then send a notice of termination to Oak pursuant to clause (i) above.

(c) Weider will give Oak written notice of any Change of Control of Weider, AMI or AMO within five (5) Business Days of the consummation of such Change of Control (the “COC Notice”). Each of Weider and Oak will have the right to immediately terminate the Term in their sole discretion by delivering written notice to the other party of such termination at any time during the thirty (30) days following the delivery to Oak of a COC Notice, provided that following a Change in Control of Weider the provisions of this Section 2.3(c) will not apply to any subsequent Change in Control of AMO or AMI. If Oak chooses not to terminate the Term upon a Change of Control of Weider, then the guarantee of AMI as provided in Section 8.10 will immediately be terminated and be of no further force and effect.

(d) If a Liquidity Event has not occurred on or prior to October 31, 2008, then Weider will have the option in its discretion to extend the Term until December 31, 2010 (subject to early termination pursuant to Section 2.3(b) or (c)) by providing written notice to Oak of such extension on or prior to November 30, 2008, provided that if a Liquidity Event occurs between November 1, 2008 and December 31, 2008 any extension of the Term pursuant to this Section 2.3(d) will be null and void and the Term will end on December 31, 2008 (subject to early termination pursuant to Section 2.3(b) or (c)).

(e) Oak may terminate this Agreement (and thereby terminate the Term) upon five (5) Business Days’ notice to Weider if (i) Weider, AMO or AMI (A) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under applicable bankruptcy, insolvency or receivership law, (B) applies for or consents to the appointment of a receiver, trustee or custodian for Weider, AMO or AMI, as applicable, or (C) makes a general assignment for the benefit of creditors, or (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of Weider, AMO, or AMI, as applicable, and, in any such case, such proceeding or petition shall continue undismissed for ninety (90) days or an order or decree approving or ordering any of the foregoing shall be entered. For the avoidance of doubt, if Oak terminates this Agreement pursuant to this Section 2.3(e), the 1% Advertising Payment for the Calendar Year in which such termination occurred shall be calculated in accordance with Section 5.1(c), the 10% Advertising Payment for the Calendar Year in which such termination occurred shall be calculated in accordance with Section 5.2(b), and the Liquidity Event Payment shall be calculated in accordance with Section 6.2(a).

Section 2.4 Compensation.

In consideration of Oak’s agreement to furnish Weider with Mr. S’s consulting services pursuant to Section 2.1, Weider (i) will pay Oak a percentage of the Net Print Advertising Revenues, as more fully described in Article V, and (ii) grant Oak Phantom Equity Interests, as more fully described in Article VI.

Section 2.5 Status.

Oak’s relation with Weider will be that of an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture or employer-employee relationship between Weider and Oak or Weider and Mr. S. Neither Oak nor Mr. S is the agent of Weider and neither is authorized to make any representation, contract or commitment on behalf of Weider. Neither Oak nor Mr. S will be entitled to any of the benefits which Weider may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Oak will solely be responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Oak’s furnishing Mr. S’s consulting services and receipt of fees under this Agreement. Weider will regularly report amounts paid to Oak by filing Form 1099-MISC with the IRS as required by law. Because Oak is an independent contractor, Weider will not withhold or make payments for social security, make unemployment-insurance or disability insurance contributions, or obtain worker’s compensation insurance on Mr. S’s behalf. Oak agrees to accept exclusive liability for complying with all applicable state and federal laws governing corporations, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Oak, its agents or employees under this Agreement. Oak hereby agrees to indemnify and defend Weider against any and all such taxes or contributions, including penalties and interest. Oak is free to enter into any contract to furnish Mr. S’s consulting services to other business entities, except any contract which would induce Oak to violate this Agreement.

Section 2.6 Proprietary Information.

(a) Except as required in connection with the performance of Oak’s services to Weider hereunder, Oak agrees that it will never at any time, either during or after the Term, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any Confidential Information of Weider without the prior written consent of Weider and it shall retain all Confidential Information of Weider in trust in a fiduciary capacity for the sole use and benefit of Weider. Oak acknowledges that the Confidential Information of Weider is valuable, special and unique to its business and is information on which such business depends, is proprietary to Weider, and that Weider wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of Weider. Oak will take all steps necessary and reasonably requested by Weider to ensure that all such confidential Information is kept secret and confidential for the sole use and benefit of Weider. Oak shall not, without the prior written consent of Weider, disclose Confidential Information of Weider to anyone except to a limited group of its own employees, directors, officers and agents who agree to comply with this Section 2.6. Oak agrees to be responsible for any breach of this Section 2.6 by any of its employees, directors, officers and agents.

(b) Except as required in connection with Weider’s obligations to Oak hereunder, Weider agrees that it will never at any time, either during or after the Term, directly or indirectly, use, publish, disseminate, distribute or otherwise disclose any Confidential Information of Oak without prior the written consent of Oak. Weider acknowledges that the Confidential Information of Oak is valuable, special and unique to its business and is information on which such business depends, is proprietary to Oak, and that Oak wishes to protect such Confidential Information by keeping it secret and confidential for the sole use and benefit of Oak. Weider will take all steps necessary and reasonably requested by Oak to ensure that all such confidential Information is kept secret and confidential for the sole use and benefit of Oak. Weider shall not, without the prior written consent of Oak, disclose Confidential Information of Oak to anyone except to a limited group of its and its Affiliates’ own employees, directors, officers and agents who agree to comply with this Section 2.6. Weider agrees to be responsible for any breach of this Section 2.6 by any of its or its Affiliates’ employees, directors, officers and agents.

(c) Upon termination of Oak’s consultancy with Weider for any reason, (i) all written materials containing Confidential Information of Weider, including all copies thereof, then in Oak’s possession or control, whether prepared by Weider, AMI, AMO, Oak or Mr. S shall be left with or forthwith returned by Oak to Weider, or, at Oak’s option, destroyed, and (ii) all written materials containing Confidential Information of Oak, including all copies thereof, then in Weider’s possession or control, whether prepared by Weider, AMI, AMO, Oak or Mr. S shall be left with or forthwith returned by Weider to Oak, or, at Weider’s option, destroyed. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(d) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of any party to this Agreement) may disclose Confidential Information to the extent such disclosure is necessary to comply with applicable laws. To the extent practicable, prior to the disclosure of Confidential Information, the disclosing party shall provide written notice to the other party of such disclosure.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OAK

Oak hereby represents and warrants to Weider as follows:

Section 3.1 Organization and Qualification.

Oak is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The sole stockholder of Oak is the Schwarzenegger Blind Trust dated November 14, 2003, which is a Mr. S Trust. At all times throughout the Term, all of Oak’s equity will be legally and beneficially owned by the Schwarzenegger Blind Trust dated November 14, 2003 and/or one or more Permitted Transferees.

Section 3.2 Authority Relative to this Agreement.

(a) Oak has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Oak and (assuming the due authorization, execution and delivery of this Agreement by Weider) constitutes a valid and binding obligation of Oak, enforceable against Oak in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

(b) Oak has, and at all times during the Term will have, all necessary contractual or other arrangements with Mr. S so as to enable Oak to provide Mr. S’s services to Weider as contemplated by the terms of this Agreement.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Oak do not, and the performance of this Agreement by Oak will not, (i) conflict with or violate the certificate of incorporation or by-laws of Oak or (ii) conflict with or violate in any respect any law, rule regulation, judgment, injunction, order, agreement, contract or decree applicable to or binding upon Oak.

(b) The execution and delivery of this Agreement by Oak do not, and the performance of this Agreement by Oak will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”).

Section 3.4 Acquisition of Phantom Equity Interests.

(a) Oak is acquiring the Phantom Equity Interests for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

(b) Oak has been advised that (i) the Phantom Equity Interests (A) have not been registered under the Securities Act and (B) are not transferable except under limited circumstances pursuant to the terms of this Agreement and (ii) Oak must continue to bear the economic risk of the investment.

(c) Oak has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, Weider, AMI, AMO and the business and prospects of Weider, AMI, and AMO, which it deems necessary to evaluate the merits and risks related to its acquisition of the Phantom Equity Interests and to verify such information and has relied solely on such information.

(d) Oak (A) can afford to bear the economic risk of holding the Phantom Equity Interests for an indefinite period of time, (B) can afford to suffer a complete loss of its investment, either directly or indirectly, in the Phantom Equity Interests, (C) understands and has taken cognizance of all risk factors related to the acquisition of the Phantom Equity Interests, and (D) has knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition, either direct or indirect, in the Phantom Equity Interests as contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WEIDER

Weider hereby represents and warrants to Oak as follows:

Section 4.1 Organization and Qualification.

Weider is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Authority Relative to this Agreement.

Weider has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Weider and (assuming the due authorization, execution and delivery of this Agreement by Oak) constitutes a valid and binding obligation of Weider, enforceable against Weider in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as provided in Schedule 4.3(a), the execution and delivery of this Agreement by Weider do not, and the performance of this Agreement by Weider will not, (i) conflict with or violate the certificate of certificate of formation or the limited liability company agreement of Weider or (ii) conflict with or violate in any respect any law, rule regulation, judgment, injunction, order, agreement, contract or decree applicable to or binding upon Weider.

(b) The execution and delivery of this Agreement by Weider do not, and the performance of this Agreement by Weider will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

Section 4.4 EBITDA of the Weider Business.

As of the date hereof, Weider’s good faith projection of the EBITDA of the Weider Business for the fiscal year ending March 2004 is $52,000,000.

ARTICLE V

PAYMENTS RELATED TO NET ANNUAL PRINT ADVERTISING REVENUES

Section 5.1 1% Advertising Payment.

(a) For each Calendar Year during the Term, Weider will pay Oak a cash amount equal to 1% of the Net Print Advertising Revenues (“1% Advertising Payment”) for such Calendar Year; provided, however, that in no event shall such 1% Advertising Payment be less than $1,000,000 in any full Calendar Year.

(b) The 1% Advertising Payment will be paid to Oak as follows: (i) $250,000 each March 31, June 30, September 30 and December 31 during the Term commencing on March 31, 2004 (or if any such day is not a Business Day, then on the next Business Day) and (ii) any remaining balance of the 1% Advertising Payment due to Oak in a Calendar Year (i.e. the amount, if any, by which the 1% Advertising Payment exceeds $1,000,000 for such Calendar Year) within ninety (90) days after the end of such Calendar Year.

(c) If the Term is terminated for any reason on any day other than the last day of a Calendar Year or if the Term is terminated pursuant to Section 2.3(e), then the 1% Advertising Payment will be paid to Oak through the last full month of the Term preceding such termination (e.g., if the Term ends on May 10, 2007, then for Calendar Year 2007 Oak will be entitled to receive 1% of the Net Print Advertising Revenues from January 1, 2007 through April 30, 2007). Under such circumstances, within ninety (90) days after the end of the Term Weider will pay to Oak the amount, if any, by which the 1% Advertising Payment for that partial year exceeds the amounts previously paid to Oak in respect of that partial year pursuant to clause (i) of Section 5.1(b) (e.g., if the Term ends on May 10, 2007, then within ninety (90) days thereafter

Weider will pay to Oak the amount, if any, by which 1% of the Net Print Advertising Revenues from January 1, 2007 through April 30, 2007 exceeds the $250,000 paid on March 31, 2007; it being understood that Oak will be entitled to retain any amounts paid pursuant to Section 5.1(b) in respect of a partial year in excess of the 1% Advertising Payment for such partial year).

Section 5.2 10% Advertising Payment.

(a) For each full Calendar Year during the Term, Weider will pay Oak a cash amount equal to 10% of the amount, if any, by which the Net Print Advertising Revenues for such Calendar Year exceed the Base Amount for such Calendar Year, subject to adjustment as provided in Section 5.2(d) (the “10% Advertising Payment”).

(b) If the Term is terminated for any reason on any day other than the last day of a Calendar Year or if the Term is terminated pursuant to Section 2.3(e), then the 10% Advertising Payment for the Calendar Year in which such termination occurred (the “Termination Year”) shall be determined in the following manner:

(i) The Base Amount used in calculating the 10% Advertising Payment for the Termination Year will be adjusted to equal to the sum of (x) the immediately preceding Calendar Year’s Base Amount and (y) the product of (A) the product of 0.05 multiplied a fraction, the numerator of which equals the number of days elapsed from January 1 of the Termination Year through the date of such termination and the denominator of which equals 365 and (B) the immediately preceding Calendar Year’s Base Amount.

(ii) The Net Print Advertising Revenues for the Termination Year will be deemed to equal the Net Print Advertising Revenues for the twelve (12) calendar months ending on the last day of the calendar month preceding such termination (or the date of termination if it is the last day of a calendar month).

(iii) The amount of the 10% Advertising Payment for the Termination Year, if any, will equal the product of (x) the Net Print Advertising Revenues for such Termination Year as determined pursuant to clause (ii) of this Section 5.2(b) minus the Base Amount for the Termination Year as determined pursuant to clause (i) of this Section 5.2(b) multiplied by (y) the product of 0.10 multiplied by a fraction, the numerator of which equals the number of days elapsed from January 1 of the Termination Year to the date of termination and the denominator of which equals 365.

(c) The 10% Advertising Payment will be paid to Oak within ninety (90) days after (i) the end of each Calendar Year during the Term or (ii) for the Termination Year, within ninety (90) days after termination of the Term.

(d) If Weider, AMI, AMO or any of their respective subsidiaries acquires or disposes of a Weider Magazine from or to a Third Party within a Calendar Year

(such Calendar Year, the “Event Year”), (x) for purposes of calculating the 10% Advertising Payment for such Event Year in which an acquisition or disposition occurred, the Net Print Advertising Revenues for the Event Year shall be calculated in good faith after giving effect on a pro forma basis to such acquisition or disposition as if such acquisition or disposition occurred on January 1 of the Event Year (or, if the Event Year is the Termination Year, the first day of the twelve (12) month period referenced in Section 5.2(b)(ii)); (y) for purposes of calculating the 10% Advertising Payment for such Event Year in which an acquisition of a Subsequent Weider Magazine occurred and each Calendar Year occurring thereafter, the Base Amount for the Event Year shall be increased by an amount equal to the sum of (i) the Weider Magazine LTM Net Print Advertising Revenues of such Subsequent Weider Magazine and (ii) the amount equal to 5% of the Weider Magazine LTM Net Print Advertising Revenues of such Subsequent Weider Magazine multiplied by a fraction, the numerator of which is the number of full calendar months in the Event Year immediately following such acquisition and the denominator of which is twelve (12); and (z) for purposes of calculating the 10% Advertising Payment for such Event Year in which a disposition of a Weider Magazine occurred and each Calendar Year occurring thereafter, the Base Amount for the Event Year shall be adjusted by decreasing the Base Amount by an amount equal to the unadjusted Base Amount for such Event Year multiplied by a percentage equal to the fraction, the numerator of which is the Weider Magazine LTM Net Print Advertising Revenues of such disposed Weider Magazine and the denominator of which is the total Net Print Advertising Revenues of all Weider Magazines for the last twelve full calendar months immediately preceding such disposition. For the avoidance of doubt, the adjustments to the Base Amount described in this Section 5.2(d) (A) do not affect the calculations of the Base Amount for any Calendar Year immediately preceding the Event Year and (B) shall be reflected automatically in the calculations of Base Amounts for the Calendar Years following the Event Year.

ARTICLE VI

PHANTOM EQUITY INTERESTS

Section 6.1 Description of Phantom Equity Interests.

(a) The Phantom Equity Interests represent the contractual right to the receipt of a Liquidity Event Payment upon the terms set forth in this Agreement. Oak, by its execution of this Agreement or acceptance of the benefits of the Phantom Equity Interests, hereby acknowledges and agrees that no holder of Phantom Equity Interests shall have any right to participate in the management of the business and affairs of Weider or to vote on or approve of any matters requiring the consent or approval of the members of Weider or any Affiliate or Weider.

(b) Each of Weider and Oak acknowledges and agrees that the Phantom Equity Interests are not intended to be treated as securities or equity of Weider and, except as may be required by law, that it will not take any action inconsistent with such intent.

Section 6.2 Liquidity Event Payment.

(a) Upon the occurrence of a Liquidity Event, (i) the Phantom Equity Interests will fully vest, and (ii) Weider shall pay Oak an amount equal to 1% of the Total Enterprise Value of Weider, subject to adjustment as described in the immediately succeeding sentence (the “Liquidity Event Payment”). If the Term is terminated prior to December 31, 2008 pursuant to Section 2.3(b) or Section 2.3(e), the Liquidity Event Payment due Oak upon the occurrence of a Liquidity Event occurring after such termination shall be reduced by the percentage equivalent of a fraction, the numerator of which equals the number of days from the date of such termination through December 31, 2008 and the denominator of which equals the number of days from January 1, 2004 through December 31, 2008. For the avoidance of doubt, the termination of the Term prior to December 31, 2008 will not affect the amount due Oak in respect of any Liquidity Event occurring prior to such termination.

(b) If the Liquidity Event is triggered by a transaction as described in clause (i), (ii) or (iii) of the definition of a Liquidity Event, the Liquidity Event Payment shall be paid in the form of consideration received by Weider, AMO, AMI or their stockholders, as the case may be, in such transaction (or cash, (x) at the option of Weider or (y) at the option of Oak in the event that all or a portion of the consideration does not consist of (A) cash, (B) promissory notes or other debt and/or (C) publicly-traded equity which shall be listed on NYSE, AMEX or NASDAQ) (it being understood that Oak (i) shall not be subject to any contractual lock-up provisions (other than those required by the federal securities laws) in connection with such publicly traded securities and (ii) shall be entitled to the benefit of the most favorable registration rights agreements received by other selling securityholders), and the Phantom Equity Interests shall be canceled and no longer be considered outstanding and shall no longer have any rights hereunder. The Board will determine in good faith the amount payable to Oak pursuant to this Section 6.2(b) based on the fair market value of the consideration paid by such purchaser in such transaction.

(c) If the Liquidity Event is triggered by a Qualifying Public Offering of Weider, the Liquidity Event Payment will be paid in the form of the equity interests of Weider to be traded on a Stock Market (or cash, at the option of Weider or Oak), and the Phantom Equity Interests shall be canceled and no longer be considered outstanding and shall no longer have any rights hereunder. The Board will determine in good faith the number of such shares of equity interests of Weider payable to Oak pursuant to this Section 6.2(c) by dividing the amount equal the Liquidity Event Payment by the offering price to the public per share of such equity interests of Weider in such Qualifying Public Offering.

(d) If the Liquidity Event is triggered by a Qualifying Public Offering of AMO or AMI, at Oak’s option (but subject to compliance with applicable law) (A) Oak may retain the Phantom Equity Interests, (B) Oak may cash out the Phantom Equity Interests for a cash amount equal to the Liquidity Event Payment calculated in good faith as of the consummation of such Qualifying Public Offering by the Board, or (C) Oak may exchange the Phantom Equity Interests for a number of shares of common stock of AMO or AMI, as applicable, equal to the quotient of (1) the amount equal to the Liquidity Event Payment and (2) the offering price to the public per share of such common stock of AMO or AMI, as applicable, in such Qualifying Public Offering, all calculated in good faith by the Board as of the consummation of such Qualifying Public Offering. At any time following the filing of a registration statement relating to a Qualifying Public Offering of AMO or AMI, Weider may notify Oak in writing of its intention to effect such Qualifying Public Offering (the “IPO Notice”), provided that in no event will the IPO Notice be delivered less than ten (10) Business Days after the consummation of such Qualifying Public Offering. Oak will notify Weider in writing of its choice of options as described in this Section 6.2(d) within ten (10) Business Days of receipt of the IPO Notice. If Oak chooses either of the options described in clauses (B) and (C) of this Section 6.2(d), upon payment of the Liquidity Event Payment pursuant to this Section 6.2(d), the Phantom Equity Interests shall be canceled and no longer be considered outstanding and shall no longer have any rights hereunder. Furthermore, if Oak chooses the option described in clause (C) of this Section 6.2(d), Oak’s receipt of the shares of common stock of AMO or AMI, as applicable, is subject to Oak making such representations and warranties as are necessary to acquire such common stock of AMO or AMI, as applicable, in compliance with federal and state securities laws as determined by the Board in its sole discretion in good faith.

(e) If Oak chooses to retain the Phantom Equity Interests upon a Qualifying Public Offering of AMO or AMI as described in clause (A) of Section 6.2(d), (x) upon the subsequent occurrence of a Liquidity Event as described in clause (i), (ii) or (iii) of the definition thereof, Oak will receive the Liquidity Event Payment applicable to such event calculated in good faith as of the consummation of such subsequent Liquidity Event in the form of consideration as specified and determined in accordance with Section 6.2(b), (y) upon the subsequent occurrence of a Qualifying Public Offering of Weider, Oak will receive the Liquidity Event Payment applicable to such event calculated in good faith as of such subsequent Qualifying Public Offering of Weider in the form of consideration as specified and determined in accordance with Section 6.2(c), and (z) if no event specified in clause (x) or (y) shall have previously occurred, upon each of the first, second and third annual anniversary (the “Anniversary Liquidity Events”) of the consummation of such Qualifying Public Offering of AMO or AMI, Oak may choose to cash out the Phantom Equity Interests for a cash amount equal to the Liquidity Event Payment calculated in good faith as of such Anniversary Liquidity Events by the Board. Upon payment of a Liquidity Event Payment pursuant to this Section 6.2(e), the Phantom Equity Interests shall be canceled and no longer be considered outstanding and shall no longer have any rights hereunder.

(f) Subject to subsection (g) below, the Liquidity Event Payment shall be paid within thirty (30) days of the Liquidity Event or Anniversary Liquidity Event by delivery to Oak (i) immediately available funds by wire transfer, if such Liquidity Event Payment is payable in cash, or (ii) such number of Other Securities, if such Liquidity Event Payment is payable in such Other Securities.

(g) Upon a Liquidity Event the Board shall, within five (5) days of the Liquidity Event, deliver to Oak its calculation of the amount of the Liquidity Event Payment together with a statement setting forth the methodology for calculating the amount of the Liquidity Event Payment including, to the extent applicable, the relevant LTM EBITDA for the Weider Business, AMI and/or AMO. To the extent relevant to determine the amount of the Liquidity Event Payment, Oak shall have the right, at its expense, to examine and/or review, or hire a third party to review on its behalf and at its expense, (i) the financial statements of AMI and AMO in order to determine if the LTM EBITDA of AMI and AMO was properly derived from such financial statements, and (ii) any books of account and financial records and statements of Weider used to derive the LTM EBITDA of the Weider Business in order to determine whether such LTM EBITDA was properly derived in accordance with this Agreement (it being understood that the right to review the books of account and financial records and statements of Weider will not confer upon Oak any right to dispute or challenge any financial statements of AMO or AMI or such books of account and financial records and statements of Weider). In the event of a disagreement regarding the amount of the Liquidity Event Payment as a result of the calculation of the LTM EBITDA of the Weider Business, AMI or AMO, (i) Oak shall deliver written notice to Weider within fifteen (15) days of the receipt of the financial statements of AMI, AMO or Weider, which notice shall state in reasonable detail the nature of such disagreement, and (ii) the parties shall in good faith attempt to resolve such disagreement within fifteen (15) days of the date of such notice specified in the immediately preceding clause (i). If the parties cannot agree within such fifteen (15)-day period, such parties shall each submit their positions, together with the basis for such positions, to any mutually acceptable third party (or, if such parties cannot so agree, an accounting firm selected in accordance with the procedures set forth in Section 6.3(a) hereof with respect to the Independent Firm). Such third party shall have thirty (30) calendar days to resolve the disagreement, determining what adjustments, if any, should be made to the amount of the Liquidity Event Payment (it being understood that such third party’s calculation of the Liquidity Event Payment shall not be higher than Oak’s calculation of the Liquidity Event Payment and shall not be lower than Weider’s calculation of the Liquidity Event Payment). Weider shall then, within five (5) days of such determination, distribute to Oak any additional amounts due as a result thereof. The fees and expenses of such third party or accounting firm will be shared equally by Oak and Weider.

(h) Upon the payment of the Liquidity Event Payment, the Phantom Equity Interests shall be deemed to be canceled and no longer outstanding and shall no longer have any rights hereunder.

Section 6.3 Options to Repurchase and Redeem.

(a) If a Liquidity Event has not occurred by the End Date, then after the End Date Oak has the option pursuant to this Section 6.3 to require Weider to repurchase the Phantom Equity Interests, and Weider will have the option pursuant to this Section 6.3 to repurchase the Phantom Equity Interests from Oak. The repurchase price for the Phantom Equity Interests will be a cash amount equal to 1% of the Total Enterprise Value of Weider as of the date of delivery of the Repurchase Notice (defined below), subject to adjustment as described in the immediately succeeding sentence (the “Repurchase Payment”). If the Term is terminated prior to December 31, 2008 pursuant to Section 2.3(b), the Repurchase Payment due Oak pursuant to Section 6.3(a) shall be reduced by the percentage equivalent of a fraction, the numerator of which equals the number of days from the date of such termination through December 31, 2008 and the denominator of which equals the number of days from January 1, 2004 through December 31, 2008. The Total Enterprise Value of Weider used in calculating a Repurchase Payment pursuant to this Section 6.3(a) shall be mutually agreed by Oak and Weider. If Oak and Weider fail to agree within thirty (30) days of the date of the delivery of the Repurchase Notice as described in Section 6.3(b), then Weider and Oak shall mutually select a nationally recognized investment banking firm (an “Independent Firm”) to determine the Total Enterprise Value of Weider used in calculating a Repurchase Payment pursuant to this Section 6.3(a).

If Weider and Oak are unable to agree upon an Independent Firm within fifteen (15) days, then within an additional five (5) day period, Oak shall submit to Weider a list of three nationally recognized investment banking firms. Within five (5) days of receipt of such list, Weider shall choose one of the three nationally recognized investment banking firms nominated by Oak to determine the Total Enterprise Value of Weider used in calculating a Repurchase Payment pursuant to this Section 6.3(a). An Independent Firm chosen pursuant to this Section 6.3(a) shall determine the Total Enterprise Value of Weider used in calculating a Repurchase Payment pursuant to this Section 6.3(a) no later than sixty (60) days from the date of delivery of the Repurchase Notice as described in Section 6.3(b). In making such determination, the Independent Firm shall have full access to the books of account and financial records of Weider. Weider shall pay the reasonable fees and expenses of such Independent Firm. Weider’s option to repurchase and obligation to purchase under this Section 6.3(a) may be assigned by it to any Person or Persons.

(b) Weider, Oak or their assignee(s) may exercise its option under this Section 6.3 by providing written notice (a “Repurchase Notice”) to Weider or Oak, as applicable, of such election no later than January 31, 2009 (or January 31, 2011, if the End Date is December 31, 2010).

(c) The completion of the purchases pursuant to Section 6.3(a) shall take place at the principal office of Weider on the thirtieth (30th) day after the Repurchase Payment has been determined (or if such day is not a Business Day, on the next Business Day). The Repurchase Payment shall be paid by wire transfer of immediately available funds.

(d) Following the repurchase of the Phantom Equity Interests pursuant to this Section 6.3 they shall be deemed to be canceled and no longer outstanding and shall no longer have any rights hereunder.

Section 6.4 Restriction on Transfer.

(a) Oak agrees that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Phantom Equity Interests (any such act being herein referred to as a “transfer”) unless such transfer (x) is to Mr. S, (y) is to Mr. S’s Estate upon the death of Mr. S, or (z) is in compliance with federal securities laws to (1) a Mr. S Trust or (2) a Mr. S Partnership; provided, that any such transfer pursuant to clause (x), (y) or (z) is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof as if such Permitted Transferee were Oak. For the avoidance of doubt, Permitted Transferees may not further transfer the Phantom Equity Interests unless such transfer is to another Permitted Transferee pursuant to this Section 6.4(a).

(b) Oak agrees and acknowledges that Oak will not, directly or indirectly, offer, transfer, sell assign, pledge, hypothecate or otherwise dispose of any Other Securities unless such transfer is in compliance with federal and state securities laws.

(c) In the event of a Qualifying IPO of Weider, AMO or AMI, Oak agrees to enter into the same underwriter’s lock-up agreement as generally applicable to the executive officers and directors of the entity consummating such initial public offering.

ARTICLE VII

BOOKS AND REPORTS

Section 7.1 General Accounting Matters.

(a) Calculations of Net Print Advertising Revenues of Weider and the Base Amount for each Calendar Year pursuant to Article V shall be made in good faith by or under the direction of the Board.

(b) Calculations of the Total Enterprise Value of Weider, Liquidity Event Payment and other calculations specified in Article VI shall be made in good faith by or under the direction of the Board.

(c) All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made in good faith by or under the direction of Board and shall be conclusive and binding on Oak, Permitted Transferees, their successors or legal representatives and any other Person except for computational errors or fraud, and to the fullest extent permitted by law no such Person shall have the right to an accounting or an appraisal of the assets of Weider or any successor thereto except for computational errors or fraud.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed in such State.

Section 8.2 Successors and Assigns; No Third Party Beneficiaries.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of, enforceable by, or confer any rights or remedies to, any creditor or any other Person other than the parties hereto and their respective successors and permitted assigns. Oak may not assign this Agreement. Weider and AMI may assign this Agreement to any of their successors in interest by merger, consolidation, sale of all or substantially all of their assets, or similar transactions.

Section 8.3 Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by a reputable overnight courier service or facsimile. If notice is given by: (a) courier, notice shall be deemed given when recorded as received on the records of the courier as received by the receiving party; or (b) facsimile, notice shall be deemed given upon transmission if on a Business Day and during business hours at the time given, or if after business hours, at 9:00 a.m. on the next Business Day. All notices shall be delivered as follows:

if to Weider or AMI,

Weider Publications, LLC

c/o American Media, Inc.

190 Congress Park Drive, Suite 200

Delray Beach, Florida 33446

Fax: (561) 989-1224

Attention: Michael Kahane, Esq.

With a copy to:

Simpson Thacher & Bartlett LLP

3330 Hillview Avenue

Palo Alto, California 94304

Fax: (650) 251-5002

Attention: Richard Capelouto, Esq.

If to Oak,

Oak Productions, Inc.

c/o Main Street Advisors, LLC

3110 Main Street, Suite 300

Santa Monica, CA 90405

Fax: (310) 392-3541

Attention: Mr. Paul Wachter

With a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Fax: (213) 683-5137

Attention: Robert B. Knauss, Esq.

Section 8.4 Counterparts.

This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 8.5 Entire Agreement.

This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof, including, without limitation, the Memorandum of Understanding, dated November 15, 2003, by and between Weider and Oak.

Section 8.6 Amendments.

Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by Weider and Oak.

Section 8.7 Section Titles.

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 8.8 Submission to Jurisdiction, Waiver of Jury Trial.

Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, to the exclusive general jurisdiction of the United States District Court for the Central District of California or any California State court sitting in San Francisco, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.4 or at such other address of which the other party shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in paragraph (a) hereof is not available despite the intentions of the parties hereto; and

(e) waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any other instrument or document delivered pursuant hereto, or any other claim or dispute howsoever arising, to which the parties are party. This waiver is informed and freely made.

Section 8.9 Press Releases.

The parties hereto anticipate that AMI shall issue a press release announcing the proposed transactions prior to the date on which the editions of Muscle & Fitness and Flex which list Mr. S as an “Executive Editor” will be publicly distributed. The text and timing of such press release shall be approved in advance by all parties. Further, the parties hereto contemplate that public announcements with respect to this Agreement may be made from time to time throughout the Term, and the parties agree to cooperate in good faith with respect to such future public announcements (it being understood that the text and timing of any public announcements must be approved by each of Oak and Weider in their sole discretion).

Section 8.10 Guarantee.

AMI hereby unconditionally and irrevocably guarantees to Oak the performance by Weider of its obligations hereunder.

Section 8.11 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 8.12 Expenses.

All costs and expenses incurred in connection with the negotiation and execution of this Agreement shall be paid by the party incurring such costs or expenses. Weider shall reimburse all reasonable out-of-pocket costs and expenses incurred by Mr. S in connection with any travel by Mr. S in connection with the provision of consulting services pursuant to this Agreement and undertaken at the request of Weider pursuant to the terms of this Agreement (it being understood that Mr. S is expected to travel by private plane and stay in suites at exclusive hotels); provided, however, that all such costs and expenses must be approved in writing by Weider prior to their incurrence.

Section 8.13 Financial Information.

Within fifteen (15) days after the filing of AMO’s annual or quarterly financial statements with the United States Securities and Exchange Commission (or 105 days or 60 days after the end of AMO’s fiscal year and each quarterly period, as the case may be, if AMO is not required to file annual or quarterly statements with the Securities and Exchange Commission), Weider shall deliver to Oak the following financial information: (i) the EBITDA of the Weider Business for such Fiscal Quarter, and (ii) the Net Print Advertising Revenues for such Fiscal Quarter, which in each case shall be in the form of Exhibit A (together with all line items included therein). All such calculations (including all line items) shall reflect the consistent application of the accounting principles used in calculating EBITDA of the Weider Business and Net Print Advertising Revenues set forth on Exhibit A. At Oak’s request, Weider shall meet with Oak to discuss any reasonable questions that Oak may have in connection with the calculation of the EBITDA of the Weider Business (and the related line items) and Net Print Advertising Revenues.

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IN WITNESS WHEREOF, the parties have executed this Consulting Services Agreement as of the day and year first above written.

WEIDER PUBLICATIONS, LLC

By:	/s/ Michael B. Kahane
Name:	Michael B. Kahane
Title:	Executive Vice President and General Counsel

OAK PRODUCTIONS, INC.

By:	/s/ Paul Wachter
Name:	Paul Wachter
Title:	Chief Executive Officer

AMERICAN MEDIA, INC.

By:	/s/ Michael B. Kahane
Name:	Michael B. Kahane
Title:	Executive Vice President and General Counsel

Schedule 4.3(a)

The following agreements contain certain provisions, which may restrict the performance of the obligations of Weider, AMO and AMI under this Agreement. Weider, AMO and AMI currently believe that such agreements would not restrict Weider’s, AMO’s and AMI’s abilities to perform their obligations under this Agreement. However, the determination as to whether such agreements restrict Weider’s, AMO’s and AMI’s obligations under this Agreement would have to be made at the time of the performance of such obligations.

1.	Indenture dated as of May 7, 1999, among American Media Operations, Inc., National Enquirer, Inc., Star Editorial, Inc., SOM Publishing, Inc., Weekly World News, Inc., Country Weekly, Inc., Distribution Services, Inc., Fairview Printing, Inc., NDSI, Inc., Biocide, Inc., American Media Marketing, Inc., and Marketing Services, Inc., and The Chase Manhattan Bank, a New York banking corporation, as trustee.

2.	Indemnity, Subrogation and Contribution Agreement dated as of May 7, 1999, among American Media Operations, Inc., each subsidiary of American Media, Inc. listed on Schedule I thereto and The Chase Manhattan Bank, as collateral agent for the Secured Parties (as defined in the Security Agreement).

3.	Pledge Agreement dated as of May 7, 1999, among American Media Operations, Inc., American Media, Inc., each subsidiary of Holdings listed on Schedule I thereto and The Chase Manhattan Bank, as collateral agent for the Secured Parties.

4.	Security Agreement dated as of May 7, 1999, among American Media Operations, Inc., American Media, Inc., each subsidiary of Holdings listed on Schedule I thereto and The Chase Manhattan Bank, as collateral agent for the Secured Parties (as defined herein).

5.	Credit Agreement dated as of May 7, 1999, as Amended and Restated as of November 1, 1999, among American Media, Inc., American Media Operations, Inc., the Lenders party hereto and The Chase Manhattan Bank, as Administrative Agent.

6.	Amendment, dated as of February 11, 2002 to the Credit Agreement, dated as of May 7, 1999, among American Media, Inc., American Media Operations, Inc., the Lenders party thereto, and JP Morgan Chase Bank (formerly known a The Chase Manhattan Bank), as Administrative Agent.

7.	Indenture, dated as of February 14, 2002, among American Media Operations, Inc., AM Auto World Weekly, Inc., American Media Consumer Entertainment, Inc., American Media Consumer Magazine Group, Inc., American Media Distribution & Marketing Group, Inc., American Media Property Group, Inc., American Media Mini Mags, Inc., American Media Newspaper Group, Inc., Country Music Media Group, Inc., Distribution Services, Inc., Globe Communications Corp., Globe Editorial, Inc., Mira! Editorial, Inc., National Enquirer, Inc., National Examiner, Inc., NDSI, Inc., Star Editorial, Inc., and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee.

8.	Indenture dated as of January 23, 2003 by and among American Media Operations, Inc., the guarantors party thereto and JP Morgan Trust Company, National Association.

9.	Amendment and Restatement Agreement, dated as of January 23, 2003, among American Media Operations, Inc., American Media, Inc., the lenders party thereto, and JP Morgan Chase Bank, as Administrative Agent, under the Credit Agreement, dated as of May 7, 1999, as amended and restated as of May 21, 2002, among the parties thereto.

10.	Reaffirmation and Amendment Agreement, as of January 23, 2003, among American Media Operations, Inc., American Media, Inc., the Subsidiary Loan Parties and JP Morgan Chase Bank, as Administrative Agent and Collateral Agent under the Restated Credit Agreement.

11.	Amendment No. 1 dated as of March 5, 2003 to the Amended and Restated Credit Agreement dated as of January 23, 2003, among American Media, Inc., American Media Operations, Inc., the lenders party thereto and JP Morgan Chase Bank, as Administrative Agent.

Exhibit A

Weider Publications, LLC

Full Year Estimate

Fiscal Year Ended March 2004

(Dollars in Thousands)

Fiscal Year Ended Mar-04
Revenues:
Advertising	$111,339
Circulation	$56,190
Other Revenue	$6,956

Total Revenue	$174,485

Operating Expenses:
Editorial	$17,787
Production	$39,958
Transportation/Distribution	$26,717
SG&A	$37,212

Total Operating Expenses	$121,674

EBITDA of the Weider Business	$52,811

Total Advertising Revenue per above:	$111,339
Less: Shape en Español	$(531)
Weider UK	$(4,927)

Net Print Advertising Revenue	$105,881